Exhibit 10.11

Equity Interest Transfer Agreement

This equity transfer agreement (the “Agreement”) was entered between the following parties in Beijing, China, on September 19, 2017:

1.	Autohome Financing Hong Kong Limited, a limited liability company incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with the domicile being Room 603, 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong, and the authorized representative being Lu Min (“Party A” or the “Transferor”);

2.	Express Group Development Limited, a company incorporated under the laws of Hong Kong, with the registered address being Room 602, Chung Wai Commercial Building, 447-449 Lockhart Road, Causeway Bay, Hong Kong (“Party B” or the “Transferee”);

3.	Shanghai Cango Investment and Management Consultation Service Co.,Ltd, a limited liability company incorporated and existing under the laws of the People’s Republic of China, with the registered address being Room 418, Building 13, 258 Juxun Village, Chengqiao Town, Chongming County, Shanghai City (“Party C” or “Cango”); and

4.	Beijing Cheerbright Technologies Co., Ltd, a limited liability company incorporated and existing under the laws of the People’s Republic of China, with the registered address being Room 1010, Floor 10, Building B, 3 Danleng Street, Haidian District, Beijing City (“Party D” ).

(the above parties shall be referred to individually as a Party and collectively as the Parties)

Introduction

Whereas:

1.	Shanghai Autohome Finance Leasing Co., Ltd. (the “Target”) is a Sino-foreign joint venture mainly engaged in financial leasing business, with the registered capital being RMB300 million (RMB300,000,000).

2.	The Transferor is a current shareholder of the Target, and holds a stake of 25% in the Target, representing RMB75,000,000 of registered capital (the “Underlying Equity”).

3.	The Transferor agrees to transfer the Underlying Equity it holds to the Transferee, and the Transferee agrees to receive the Underlying Equity hold by the Transferor, under the terms and conditions of the Agreement, (the “Transaction”).

4.	Cango is a PRC affiliate of the Transferee, and agrees to pay the alternative performance bond for the Transaction, under the terms and conditions of the Agreement.

5.	Party D is a PRC affiliate of the Transferor, and agrees to receive and return the alternative performance bond for the Transaction, under the terms and conditions of the Agreement.

In order to execute the above items smoothly, the Parties enter the Agreement on the related issues, for each party to comply

Chapter 1 Definition and Interpretation

1.1     Definition

For the purpose of the Agreement, the following terms have the following meaning, unless they shall be interpreted otherwise based on the context (for convenience of reading, the following term are listed in the Pinyin alphabetical order of the first Chinese character of the term):

Warranty: any representation and warranties made by any party of the Agreement under the Agreement

Industrial and commercial bureau: the State Administration for Industry and Commerce of PRC and its authorized local agencies

Closing Date: the date on which the Transferee pays the consideration in full for the equity transfer to the Transferor in accordance with the Agreement

Transaction: the equity transfer between the Transferee and the Transferor of the Agreement

Close of the Transaction: The close of the equity transfer under the Agreement, conditional on the completion of full payment of equity transfer consideration by the Transferee to the Transferor

Disclosure: all materials, facts and maters related to the Target and the transfer subject, disclosed by the Transferor to the Transferee, for the purpose of entering the Agreement with the Transferee

Signing date: the date on which the parties sign the Agreement

Approving authority: the administration authority in charge of the approval to the transaction proposed in the Agreement, in accordance with the relevant investment laws of China

Loss: all loss, expenses (including but not limited to legal expenses and expert & advisor fees), payment, spending, as well as the expenditure arising from assumption of liabilities, litigation, legal proceedings and claims for compensation and rights

Taxes: Any and all applicable taxes (including value added tax, business tax, stamp duty and other taxes, levies, tax revenue, charges, deductions or withholding in any nature or form) impose, levied, charged, or rated by any authority anywhere

Liabilities: For any persons, it is defined as any obligation to make any payment or cash refund resulting from any credit facilities, borrowings or obligations or liabilities assumed (whether at present or in the future and whether it is a principal debt or a guarantee obligation).

Government departments: Represents the central, provincial and local governments in China, including all the ministries, commission, department, bureau and policy stations in the state, provinces, county and other authorities who have the rights to exercise supervision and management functions that have jurisdiction over one party with activities relating to events set out in the Agreement;

Transfer: Represents the activity of the Transferor to transfer the underlying equity to the Transferee in accordance to the terms and conditions set out in the Agreement;

Asset: Represents all the properties and assets owned and used by the Target in the due course of operation.

1.2 Interpretation and Miscellaneous

1.2.1 Interpretation

Except stated otherwise, in the Agreement:

One “authorization” includes any authorization, approval, consent, resolution, permit, filing, registration and waiver;

“Law” and /or “regulation” include any constitutional provisions, laws and regulations, departmental regulations or the laws, regulations officially issued by other competent authorities in accordance with the Legislative Law of the People’s Republic of China or any regulations officially issued by the provincially government in the jurisdiction area where the Target is located (including the interpretation and application to the above items, also including any legal documents passed to replace, revise, supplement or integrate the above items)

“China” is defined as the mainland of the People’s Republic of China, excluding Hong Kong, Macao and Taiwan region for the purpose of the Agreement.

1.2.2 Miscellaneous

Except agreed otherwise in the context or clearly stated otherwise in the provisions of the Agreement, or:

(1)	Titles of the Agreement is for reference only and shall not impact the interpretation of the Agreement’

(2)	Any term or paragraph when mentioned shall refer to the corresponding term or paragraph except otherwise required in the context;

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(3)	Any document when mentioned shall include all revisions, supplements or update to such document, however, any revision, supplement, replacement or update rules which are in breach of the Agreement shall not be included;

(4)	The party who mentions any document shall include such party and any successor and the Transferee permitted;

(5)	The time mentioned in the Agreement shall refer to Beijing time except stated otherwise;

Singular expression shall have plural meanings and vice versa except otherwise agreed in the context.

Chapter 2 Transaction Overview

2.1 Equity Transfer

2.1.1 Overview

In accordance with the terms and conditions set out in the Agreement, the Transferor agrees to transfer the underlying shares it holds to the Transferee and the Transferee agrees to purchase the underlying shares held by the Transferor, including all rights and interests attached to such underlying shares at the present and in the future.

2.1.2 Transfer Price

The Transferor and Transferee confirm that the transfer price of the underlying shares is RMB103,000,000 or equivalent amount in US$, that is, the price for the underlying shares that the Transferee shall pay to the Transferor shall be RMB103,000,000 or equivalent amount in US$ (hereinafter referred to as “Transfer Price”). For the avoidance of any doubt, the transfer price, to be specific, has included all income taxes payable according to the relevant law due to such transfer.

Chapter 3 Transaction Execution

For the smooth execution of the transaction under this Agreement, the parties agree to comply with the principles and contents of this Agreement and the following conditions and procedures, and each party shall actively assist in the timely provision of various information and the execution of relevant documents to jointly execute and complete the following issues:

3.1 Payment of Equity Transfer

3.1.1 Within 10 business days after signing the Agreement, on the premise that the various pre-conditions of closing stated in following Article 3.1.5 are met or unmet but are waived in writing by the Transferee, the Transferee is required to pay the Transferor 50% of the transfer payment, i.e. RMB51.50mm or equivalent amount in USD to the designated account of the Transferor (“Initial Payment”):

Name of account opening body: Autohome Financing Hong Kong Limited

Account opening bank: China Merchants Bank, Hong Kong Branch Hong Kong

Bank address: 21/F, Bank of America Tower 12 Harcourt Road, Central Hong Kong

SWIFT code: [REDACTED]

Account number: [REDACTED]

3.1.2 The Transferor will issue a confirmation letter in writing to the Transferee within one business day after receiving the above payment, and undergo corresponding Target equity change/registration procedures with tax, industrial and commercial bureau and foreign investment approving/filing authorities (except for delay caused by approving regulators or non-cooperative situations by the Target caused by the Transferee/not by the Transferor) and complete tax filing for the equity transfer. The Transferee will obtain full rights and interests of the underlying equities upon the completion day of industrial and commercial change registration (subject to the Target’s obtaining of the notice issued by the industrial and commercial bureau to confirm the change of Target shareholders.

3.1.3 On the premise that (1) the Transferor has delivered the photocopies of the tax filing form and tax payment certificate regarding the equity transfer to the Transferee, and (2) the Transferor and Party D has, per Article 3.2.5 of the Agreement, returned to Cango all alternative performance bonds (if necessary), within 7 business days of the Target’s obtaining of the notice issued by the industrial and commercial bureau to confirm the change of Target shareholders regarding the Transaction, the transferee shall pay the remaining transfer payment to the Transferor, i.e. RMB51.50mm or equivalent amount in USD to the designated account of the Transferor. The Transferor will issue a confirmation letter in writing to the Transferee within one business day after receiving the above payment.

3.1.4 To avoid any doubt, if the Transferee pays for the transfer payment in USD, the conversion of USD and RMB involved in the Agreement shall be calculated per the middle rate of forex announced by the PBOC (or other authorized regulators) on the day of transfer payment.

3.1.5 The Transferee pays to the Transferor the transfer payment per Article 3.1.1 of the Agreement should be on the premise that each of the following conditions (“Closing Conditions”) is met or waived by the Transferee in writing:

(a) The statement and warranty of the Transferor in the Agreement shall be true, correct and complete in all aspects on the signing day of the Agreement and on the first payment day, and have equal force and effects as they are made on the first payment day (but specify only statements and warranties made on certain dates are exceptional); the commitments and agreements contained in the Agreement that shall be performed by the Transferor on the first payment day or before have been fulfilled.

(b) The Transferor has signed and delivered the Agreement to the Transferee.

(c) Any government agency has not defined, issued, promulgated, implemented or passed any law or government orders that may cause the proposed transaction by the Agreement illegal or otherwise prohibit the proposed transaction by the Agreement.

(d) No appeal targeting the Transferor or underlying equities has taken place or may take place, and such appeal aims to restrict the proposed transaction by the Agreement, or cause material changes to the terms of the transaction, or may cause the completion of such transaction unachievable or illegal or not appropriate to proceed with such transaction, or may impose material negative impacts on the Transferee or underlying equities.

(e) The Target has made a relevant shareholder meeting resolution (which contains abandoning of the ROFR of shareholders with such right regarding the equity transfer) and board meeting resolution. The Transferor has obtained all permission, regulation, approval or consent for signing and performing the Agreement and the equity transfer (if applicable) (including internal company permission, approval or resolution procedures), and signing and performing transaction documents may not result the Transferor in violating any applicable laws, constitutional organization documents and any contract to which it is a party.

3.1.6 Restricted to Article 3.2 of the Agreement, either of the Transferor and Transferee shall undertake liabilities of breach to the remaining non-breaching party, should it violate the Agreement not to perform, or delay and be negligent in fulfilling any issue of Article 3 (transaction implementation), apart from paying liquidated damages to the non-breaching party per Article 7.2.2 and Article 7.2.3 of the Agreement, it shall also compensate all direct losses resulted hereunder (if any).

3.1.7 The expenses incurred for undergoing all equity transfer name changing and registration procedures per Chinese laws shall be borne by the Transferor and Transferee, respectively according to relevant laws and the Agreement.

3.2. Payment of alternative performance bond

3.2.1. In case that all precedent conditions for delivery as set forth in article 3.1.5 have been satisfied (or otherwise with the waiver from the transferee in writing) and the Transferee fails to make initial payment in 10 business days after the execution of this agreement as set forth in article 3.1.1, then an alternative performance bond of RMB51,500,000 shall be paid by Cango to Party D’s onshore bank account in 10 business days after the execution of this agreement. In avoidance of doubt, Party D will designate an onshore recipient to the Transferor for receiving the alternative performance bond. In 1 business day after receiving the above-mentioned amount, Party D will sent the confirmation letter to Cango.

Name of the account opening entity: Beijing Cheerbright Technology Co Ltd (北京齐尔布莱特科技有限公司)

Bank: China Merchant Bank, Beijing Haidian Sub-branch (招商银行北京海淀支行)

Account: [REDACTED]

3.2.2. The Transferor acknowledges that, in case of all payment of alternative performance bond by Cango as agreed in Article 3.2.1, the Transferor shall not take actions to hold the Transferee responsible for violation of the agreement (including the payment of damages) or make any claims against the Transferee because of the Transferee’s failure to make initial payment as set forth in article 3.1.1

3.2.3. In case that the alternative performance bond is made by Cango as set forth in article 3.2, the Transferor shall not terminate the Agreement as set forth in Article 6.1.6, and the transaction arrangement as agreed in article 3.1.2 and article 3.1.3 will be proceeded after initial payment is made by the Transferee. In avoidance of any doubt, alternative performance bond shall not be deemed as or to offset the initial payment

3.2.4. In 3 business days after the initial payment of the Transferee, the Transferor and Party D shall return to Cango all alternative performance bond (without interest however) paid by Congo to its designated onshore bank account. The Transferor and Party D will be held jointly and severally liable for the refund of the alternative performance bond.

Chapter 4: Representations and Warranties

4.1. On the date of the Agreement signing, all parties make representations and warranties as follows:

4.1.1 The Party is a corporation duly organized, validly existing and in good standing under the laws of the country where it is incorporated;

4.1.2. The Party has the full right, power, and authority to enter into this Agreement and to carry out its obligation pursuant to this Agreement and have already obtained relevant approvals from the shareholder meeting and board meeting;

4.1.3. The Party has already empowered its authorized representative to execute this Agreement; and

4.1.4. The Party will sign on the Agreement and perform its obligation under this Agreement: (1) will not violate any requirements stipulated in its business license, establishment agreement, articles of association or documentation with similar natures; (2) will not violate any laws, rules, regulations, or government authorization or approvals; and (3) will not lead to any material breach of any contract of or by which it is a party or bounded.

In addition to above, the transferor makes the following representations and warranties to the transferee with regards to the underlying equities:

4.1.5. The Transferor is the sole legal and beneficial owner of the underlying shares, and has the right, power and authority to sell and transfer the underlying Shares, free from any fake investment, entrusted holding (or similar arrangement), any security rights such as pledge or collaterals etc or any form of encumbrances (including but not limited to any conditional sales or other ownership retaining agreement, any security interest granting agreement or any documentation designating 3rd parties as loss payees), or any other 3rd party rights (in terms of equities of any persons, including but not limited to any options, or conversion rights or preemptive rights of any natures). Transfer of underlying shares will not violate the requirement of any right of first refusal. After receiving the underlying shares under the Agreement, the transferee will be entitled to any and all rights and power of such shares, which shall not be inferior to the right and power of any other shareholders of the Company.

4.1.6. There is no action, lawsuit, legal proceeding or enquiry pending or received in writing from any 3rd parties, courts government agencies or arbitrators with regards to the ownership of underlying shares which may have material or adverse impact on the transferor’s ability to perform its obligations under the Equity Transfer Agreement.

The representations and warranties of all parties hereof are consistent which shall be deemed as repetitively made on the signing date of the Agreement and before the close of the transaction, and shall not be made invalid due to close of the transaction.

In addition to the above-mentioned representations and warranties, the transferee further acknowledges that it is made aware of and fully understands the Target’s all situations, including but not limited to its business, operation, finance, tax, debt rights and obligations as well as legal affairs etc. the transferor has no obligation to disclose to any transferee any issues relating to the Target.

Chapter Five. Debt Undertakings

5.1. The principle of debt undertaking

5.1.1. The Transferee acknowledges that as of the date herein, all liabilities (including contingent liabilities) of the Target will be undertaken by the Transferee and other shareholders of the Target based on their ownership and registered capital in the Target at the closing of the transaction. The Transferor will not be liable for any debt obligations any longer.

5.1.2 During the period from signing of the Agreement till closing day, if the Target Company incurs new debts, it has nothing to do with transferor. For the avoidance of doubt, if the new debt is caused by the transferor, then it has nothing to do with the transferee and the Target Company.

Section 6. Termination

6.1 Termination

The Agreement will terminate if following scenario takes place:

6.1.1 After signing of the Agreement, if the Agreement fails to be executed or the purpose of the Agreement fails to be achieved due to state policy or newly enacted laws. If the scenario cannot be solved after 90 days, then the Agreement will be automatically terminated after any party of the Agreement issues the written notice.

6.1.2 All parties of the Agreement agree to terminate the Agreement.

6.1.3 If the Agreement is terminated due to force majeure event, “force majeure event” refers to the event out of the transferor or transferee’s control (the “affected party”), including but not limited to strike, riot, war, terrorist attack, pandemic or plague (including severe acute respiratory syndrome (SARS) or bird flu), any law, regulations, rules, policy, decree or announcement issued or executed by any government authority, fire, flood, earthquake and natural disaster. If the force majeure event continues more than 60 days since its happening, and have material adverse impacts on execution of the Agreement, after the all parties agree, the Agreement may be terminated.

6.1.4 The Target Company enters into liquidation process.

6.1.5 Where all equity transfer change and registration process fails to complete within 60 days since signing of the Agreement due to cause not attributable to the transferor (any delay caused by force majeure or approver itself or delay not caused by the transferor itself, except the Target Company fails is not very supportive), and other scenarios that the transferee has right to unilaterally terminate the Agreement by issuing written notice as agreed.

6.1.6 Restricted by the Article 3.2.2 and Article 3.2.3, if the transferee fails to pay the transferor the transfer price as agreed for 60 days overdue, the transferor has right to unilaterally terminate the Agreement by issuing the written notice; in avoidance of doubt, if such failure to pay is caused due to force majeure, the transferor and /or government policy and law, then the transferor has no right to terminate the Agreement unilaterally.

6.1.7 Once the Agreement is terminated, unless all parties of the Agreement otherwise agreed at the time, the Agreement shall follow the principle of impartiality, equality and integrity, respectively return the other parties ‘ consideration under the Agreement to restore to the status as the Agreement is signed (including refund already paid fulfilment payment).

6.2 No Impact Article

The non-defaulting party will exercise the right of relief and terminate the Agreement according to the Agreement, which would not affect and undermine any other rights and reliefs owned by the non-defaulting party according to the Agreement and other agreements and the right to require the defaulting party to undertake defalting responsibility and compensation for the losses.

Section 7 Default and Compensation

7.1 Default responsibility

7.1.1 If any party of the Agreement breach or doesn’t fulfill any requirement or obligation set forth by the Agreement, in addition to taking on the compensation responsibility set forth by article 7.2.1 of the Agreement, it shall also pay the non-defaulting party the default fine as agreed by Article 7.2.2 and Article 7.2.3. in avoidance of doubt, any delay of transfer price payment not caused by transferee will not be treated as transferee’s default, the transferor shall not hold the transferee accountable for the default or claim any other rights.

7.1.2 After the defaulting party of the Agreement pay the non-defaulting party default fine, it shall not be viewed as the counterparty giving up its right and power, also shall not undermine, affect or limit the party’s all rights and powers under the Agreement and related laws and regulations.

7.2 Compensation

7.2.1 Unless otherwise specified by the Agreement, in addition to payment of default fine, once requested by the non-defaulting party, the defaulting party shall compensate the non-defaulting party and prevent the non-defaulting party from suffering any direct losses caused by following issues.

(1)	Where the defaulting party breach any guarantee

(2)	Defaulting party breaches any commitment or agreement set forth by the Agreement or fails to fulfill any obligations of the Agreement.

7.2.2. The transferee shall ensure to fully pay the equity transfer consideration as scheduled according to the Agreement. Restricted by the article 3.2.3 of the Agreement, for each additional day that is overdue, the transferee shall pay the transferor overdue fine based on 0.1% of outstanding payment; in avoidance of doubt, if such overdue payment is caused by force majeure, the transferor and /or government policy and law, then it’s not required for the transferee to pay the default fine.

7.2.3 Where the transferor overdue transfer equity by breaching Article 3.1.2, for each additional day that is overdue, the defaulting party shall pay the transferee the default fine based on 0.1% of the transferee’s already paid consideration. If such overdue payment is caused by force majeure, then it’s not required for the transferee to pay the default fines

Chapter VIII    Other Clauses

8.1    Confidentiality

8.1.1    Both Parties, and representatives of the other parties, shall not make or issue the announcement or notice on the existence of the Agreement, the transaction or other terms of the proposed transaction under the Agreement without the prior written consent of the other party (the consent shall not be unreasonably withheld or delayed); however the restriction shall not be applicable to any announcement or notice required the law or any government departments; the party responsible for making announcement or notice shall conduct negotiation within reasonable scopes with the other parties prior performing of its obligations.

8.1.2 Subject to above provisions, both parties admits the transaction under the Agreement is confidentiality in nature, which shall not be disclosed except required by applicable laws. Any party shall not disclose the detail terms of the Agreement to the public (except required by laws, and with format and content of the disclosure be agreed in advance by both parties). However the above restrictions shall not be applicable to the situation of disclosure detail terms or the transaction under the Agreement to advisors of any parties (legal, financial or others), agent or borrowers.

8.2    Expenses & Tax

Each Party shall undertake any and all expenses and tax (including but not limited to intermediaries fees, audit fees, legal fees, income tax and stamp tax if applicable) incurred during their preparation, negotiation and execution of the Agreement and performance of the transaction.

8.3 General

8.3.1 Any amendments and modifications of the Agreement must in written forms and be executed by all parties, otherwise the amendments and modifications shall be invalid.

8.3.2 Rights and remedies of the Transferee herein are cumulative, and not excluding rights and remedies available under laws.

8.3.3 Neither a failure nor a delay in enforcing any right or remedy under the Agreement or available under laws shall constitute impairment or waiver of the right or remedy, or impairment or waiver of any other rights or remedies.

8.3.4 Except fulfilled obligations or agreed otherwise under the Agreement, obligations herein shall remain valid after closing of the transaction.

8.3.5 Any grace or delay granted by a party to other party in terms of any default or delay shall not be construed as waiver of its right and power, and shall also not impair, impact or restrict the right and power available to the party under the Agreement or relevant laws and regulations.

8.3.6 If any provision under the Agreement becomes invalid, illegal or unenforceable in any respect under any law in China, such provision shall not affect or derogate the validity, legality or enforceability of the remaining provisions. However meanwhile the Parties shall stop enforcing the invalid, illegal or unenforceable provision, and negotiate in good faith to modify the provision to the extent that enforceable under the specific fact and scenario and most close to their willingness.

8.3.7 For the purpose of completing the settlement of the transaction and amendment of the Industrial and commercial registration, the Transferee has rights to consign its rights and power under the Agreement to the designated third party with written consent in advance from the Transferor.

8.4 Notices

8.4.1 All notices and other communications (refer to as “notices”) given under, or in connection with, the Agreement shall be in writing and in Chinese, and shall be delivered to the address / email of the recipient listed in ③ below via personal delivery, well-known express or email.

8.4.2 The Notice shall be deemed to have been properly received under each below scenario unless other evidences showing an earlier time of receipt:

① at the time of leaving the notice at the address listed in ③, if delivered by personal;

② the next following business day of delivery, if delivered by well-known express;

③ Address and email of the parties are as below:

Party	Address	Email	Designated addressee

Party A	10th Floor, Building B, China Electronics Plaza No. 3 Danleng Street, Haidian District, Beijing	[REDACTED]	Li Yuan

Party B	Warbrug Pincus Asia LLC, Suite 6703, Two International Finance Centre, 8 Finance Street, Hong Kong	[REDACTED]	Andrew Chan

Party C	10th Floor, Building 3, Century Plaza, No. 428 South Yanggao Road, Pudong, Shanghai	[REDACTED]	Ye Yun

Party D	10th Floor, Building B, China Electronics Plaza No. 3 Danleng Street, Haidian District, Beijing	[REDACTED]	Pei Pei

8.5 Governing Law and Dispute Resolution

This Agreement shall be governed by PRC laws. All disputes arising out of or in relation to the Agreement shall be referred to the Beijing Arbitration Commission, i.e. Beijing International Arbitration Center for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be final and binding on both Parties.

8.6 Effectiveness and Term of the Agreement

The Agreement shall become effective upon execution and sealed by the authorized representatives of each Party.

8.7 Documents of the Agreement

The agreement is in octuplicate and each party shall hold one copy, with other copies for purpose of approval and filling, the Target shall archive if there is any remaining, each copy shall be deemed equally authentic. Each copy of the Agreement that executed and delivered shall be deemed as an original copy.

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Transferor:

Autohome Financing Hong Kong Limited

Authorized representative: Lu Min

Signature:	/s/ Lu Min

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Transferee:

Express Group Development Limited

Authorized representative: David J. Sreter

Signature:	/s/ David J. Sreter

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Party C:

Shanghai Cango Investment and Management Consultation Service Co., Ltd.

Authorized representative: Zhang Xiaojun

Signature:	/s/ Xiaojun Zhang

[Seal]

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Party D:

Beijing Cheerbright Technologies Co., Ltd.

Authorized representative: Lu Min

Signature:	/s/ Lu Min